UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                SEC FILE NUMBER
                                                                   0-17080
                           NOTIFICATION OF LATE FILING
                                                                CUSIP NUMBER
                                    Form 10-K                   931287-10-8

                          For Period Ended June 30, 1996

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

PART I-REGISTRANT INFORMATION

                               Unitronix Corporation
                               ----------------------
                               Full Name of Registrant

              One Newbury Street, Peabody Office Building, Third Floor
              ---------------------------------------------------------
                        Address of Principal Executive Office

                             Peabody, Massachusetts 01960
                             ----------------------------
                                City, State and Zip Code

PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          |  (a) The reasons described in reasonable detail in Part III of this
          |      form could not be eliminated without unreasonable effort or
          |      expense;
          |  (b) The subject annual report, semi-annual report, transition
          |      report on Form 10-K, Form 20-F,11-K, Form N-SAR, or portion
 [X]      |      thereof, will be filed on or before the fifteenth calendar day
          |      following the prescribed due date; or the subject quarterly
          |      report of transition report on Form 10-Q, or portion thereof
          |      will be filed on or before the fifth calendar day following the
          |      prescribed due date; and
          |  (c) The accountant's statement or other exhibit required by Rule
          |      12b-25(c) has been attached if applicable.

PART III-NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Form 10-K for the period ended June 30, 1996 is delayed because management had to devote most of its time to completing the annual audit and preparing its financial statements.

The Form 10-K is presently pending review of the outside auditors and legal counsel.

PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  William C. Wimer              (508)          535-3912
  --------------------------------------------------------------
      (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If
     answer is no, identify report(s).                       [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 -----------------------------------------------------------------------------

                               Unitronix Corporation
                     -------------------------------------------
                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereto duly authorized.

Date   September 26, 1996         By /s/ Sean F. Abad
    ---------------------------      -----------------------------
                                         Sean F. Abad, President
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign of behalf of the registrant shall be filed with the form.

                                     ATTENTION
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).